PROXY STATEMENT AND
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 18, 1998

To the Stockholders:

     NOTICE  IS  HEREBY  GIVEN  that  the  Annual  Meeting  of  Stockholders  of
Meadowbrook Rehabilitation Group, Inc. (the "Company") will be held at 2:00 p.m., on Wednesday, November 18, 1998 at the Watergate Towers Building, 2000 Powell Street, Fourteenth Floor Conference Room, Emeryville, California for the following purposes:

     1. To elect directors to serve until the 1999 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified.

     2. To ratify the appointment of Grant Thornton LLP as independent auditors for the 1999 fiscal year.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on Monday, October 5, 1998 are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Watergate Towers Building, 2000 Powell Street, Suite 1203, Emeryville, California for at least 10 days prior to and during the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to complete, sign, date and return the enclosed proxy as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                                        Sincerely,

                                                        Harvey W. Glasser

                                                        Harvey Wm. Glasser, M.D.
                                                        Chief Executive Officer

Emeryville, California
October 15, 1998

                             YOUR VOTE IS IMPORTANT

     In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States).

                     Meadowbrook Rehabilitation Group, Inc.
                         2000 Powell Street, Suite 1203
                          Emeryville, California 94608
                              --------------------

                                 PROXY STATEMENT
                              --------------------

     This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Meadowbrook Rehabilitation Group, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Wednesday, November 18, 1998, and any postponement or adjournment thereof. A copy of the Company's Annual Report to Stockholders for the fiscal year ended June 30, 1998, which includes the Company's financial statements as of and for the fiscal year ended June 30, 1998, accompanies this Proxy Statement and the accompanying form of proxy and each are being mailed to stockholders on or about October 15, 1998.

     The shares represented by the proxies received pursuant to this solicitation and not revoked will be voted at the Annual Meeting. A stockholder who has given a proxy may revoke it by giving written notice of revocation to the Secretary of the Company, or by giving a duly executed proxy bearing a later date. Attendance in person at the Annual Meeting does not of itself revoke a proxy; however, any stockholder who does attend the Annual Meeting may revoke a proxy previously submitted by voting in person. Subject to any such revocation, all shares represented by properly executed proxies will be voted in accordance with specifications on the enclosed proxy. When a proxy is properly signed and returned but no such specifications are made, such proxies will be voted FOR the election of the five nominees for director listed in this Proxy Statement, and FOR ratification of the appointment of Grant Thornton LLP as the Company's independent auditors for the 1999 fiscal year.

     The Company will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby and will reimburse banks, brokerage firms and nominees for their reasonable expenses in forwarding solicitation materials to beneficial owners of shares held of record by such banks, brokerage firms and nominees. In addition to the solicitation of proxies by mail, officers and regular employees of the Company may communicate with stockholders either in person or by telephone or telegraph for the purpose of soliciting such proxies; no additional compensation will be paid for such solicitation.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Only stockholders of record at the close of business on October 5, 1998 (the "record date") are entitled to notice of and to vote at the Annual Meeting. At the close of business on the record date, the Company had outstanding 2,672,911 shares of Class A Common Stock and 1,159,500 shares of Class B Common Stock. The Class A Common Stockholders are entitled to one vote per share. The Class B Common Stockholders are entitled to ten votes per share. A plurality of the votes cast is required for the election of the five nominees for director listed in this Proxy Statement. The affirmative vote of the holders of a majority of the aggregate voting power of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present or represented at the meeting, is required for ratification of Grant Thornton LLP as the Company's independent auditors for the 1999 fiscal year or to transact such other business as may properly come before the Annual Meeting, or any adjournment thereof. Abstentions with respect to any matter are treated as shares present or represented by proxy and entitled to vote on that matter and thus have the same effect as negative votes. Broker non-votes and other circumstances in which proxy authority has been withheld do not constitute abstentions.

               DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The following table sets forth certain information regarding the Company's executive officers and directors:

                                                                      Officer or
                                                                        Director
Name                     Age      Office                                  Since
----                     ---      ------                                  -----
Harvey Wm. Glasser        63      Chairman  of the  Board  and Chief      1986
                                  Executive Officer

Ali Al-Dahwi              43      President   and  Chief   Operating      1998
                                  Officer

Wm. Samuel Veazey         37      Vice  President of Finance,  Chief      1998
                                  Financial Officer, Treasurer and
                                  Secretary

Robert G. Rush            46      Director                                1994

John P. McCracken         36      Director                                1997

Philip R. Chapman         36      Director                                1998

Gari M. Grimm             58      Director                                1998

     The following is a summary of the business experience of each executive officer and director of the Company:

     Harvey Wm. Glasser, M.D. founded the Company in 1986 and since that time he has served as Chairman of the Board and a director of the Company. Dr. Glasser has been Chief Executive Officer since January 1, 1994 and was Co-Chief Executive Officer from July 1993 until December 31, 1993. Dr. Glasser also served as the Company's Chief Executive Officer and President from the date of its founding until June 1992. From 1972 to 1986, Dr. Glasser was the founder and President of Western Hospital Corporation. Dr. Glasser served in the Board of Directors of the Bay Area Rapid Transit (B.A.R.T.) from 1974 to 1980 serving as President in 1979. He is presently a member of the California World Trade Commission. Dr. Glasser received his M.D. degree from the University of Chicago School of Medicine and completed his residency training at Stanford University Medical Center and Mt. Zion Hospital.

     Ali Al-Dahwi has served as President and Chief Operating Officer of the Company since September 1998. From June 1998 to September 1998, Mr. Al-Dahwi served as President and Chief Operating Officer of Cambio Networks, Inc. From 1982 to 1998, Mr. Al-Dahwi held various positions at Accugraph Corporation, one of the Company's competitors. From 1996 to 1998 Mr. Al-Dahwi was Vice President and General Manager - Global Complex Enterprise Network Business Unit and from 1992 to 1996 he was Manager of International Operations. Mr. Al-Dahwi holds a BS in Civil Engineering from the University of Texas El Paso.

     Wm. Samuel Veazey has been Vice President of Finance, Chief Financial Officer and Secretary of the Company since March 1998. From January 1990 to March 1998 he was Vice President of Finance and Administration, Chief Financial Officer and Secretary for Sparta Surgical Corporation, a medical products manufacturer and distributor. From January 1988 to December 1989, he was Vice President of Corporate Finance for Interco Funding Group, Inc., an investment banking firm. Mr. Veazey earned a BS degree in Biology and Chemistry, an MS degree in Biomedical Engineering and an MBA degree in Finance and General Management, all from the University of Miami.

     Robert G. Rush has been a director of the Company since February 1994. In 1992, he founded Rush Enterprises, Inc., which acquires and/or invests in local businesses. From 1989 to 1992, he was the Executive Vice President, Treasurer and Chief Financial Officer for MedRehab, a medical rehabilitation service company which was engaged in providing physical, occupational, speech and respiratory therapies through outpatient clinics and contracts in nursing homes and hospitals. Mr. Rush holds a BA in Accounting and a Masters degree in Accountancy both from Florida State University.

     John P. McCracken has been a director of the Company since April 1997. Since January 1998 Mr. McCracken has been the Vice President of OEM sales for Compressent Corporation, a computer software company. In 1996, he founded First Step Consulting which provides sales and marketing consulting services within the computer industry. From 1995 to 1996, he was President and Chief Executive Officer of WitchDesk, Inc., a computer software company. From 1993 to 1995 he served as Director of New Business Development for Award Software International, a computer software company. From 1991 to 1993 he was International Sales Manager for Star Signal Corporation, a computer hardware manufacturer.

     Philip R. Chapman has served as director of the Company since September 1998. From April 1997 to September 1998, Mr. Chapman was a director of Cambio Networks, Inc. Mr. Chapman is currently a General Partner of Adler & Company and Euro-America II, two of the Company's major shareholders. Mr. Chapman is presently a director of Integrated Packaging Assembly Corporation and Shells Seafood Restaurants as well as several privately held companies. Mr. Chapman holds a BS in Psychology and an MBA in Finance and Marketing from Columbia University.

     Gari Grimm has served as director of the Company since September 1998. Ms. Grimm served as Chairman of the Board of Cambio Networks, Inc. from June 1998 to September 1998 and as President and Chief Executive Officer from March 1997 until June 1998. Ms. Grimm has over 25 years of senior management experience with technology companies, having served as President and CEO for Optimedics Corporation from 1994 through 1996, Chief Operating and Chief Financial Officer for Attachmate Corporation from 1991 to 1993, and Chief Operating Officer for Electronics for Imaging from 1990 to 1991. Ms. Grimm holds a BA from the University of Colorado, an MBA from Harvard University, and an LLD from the University of Washington.

                              ELECTION OF DIRECTORS

Nominees

     The Board of Directors of the Company currently consists of five members. The following five persons have been nominated by the Board of Directors to serve as directors until the 1999 Annual Meeting of Stockholders and thereafter until their respective successors are duly elected and qualified.

           Harvey Wm. Glasser, M.D.
           Robert G. Rush
           John P. McCracken
           Philip R. Chapman
           Gari M. Grimm

     In connection with the Company's acquisition of Cambio Networks, Inc. ("Cambio"), the Company's majority stockholder, Harvey Wm. Glasser, M.D., entered into a voting agreement with the former stockholders of Cambio, pursuant to which Dr. Glasser agreed to vote his shares in favor of the election of three designees of such former Cambio stockholders to the Board of Directors of the Company. The voting agreement terminates in September 2001 or such earlier time as such former Cambio stockholders beneficially own less than twenty percent of the Company's outstanding voting securities. The former Cambio stockholders have designated Philip R. Chapman and Gari M. Grimm for election to the Board of

Directors, but have indicated that they do not intend to designate a third person at this time. Accordingly, the size of the Board of Directors currently is fixed at five.

     If any nominee is unable or declines to serve as a director (a contingency which the Company does not foresee), the proxies in the accompanying form will be voted for any nominee who may be nominated by the present Board of Directors to fill such vacancy or the size of the Board may be reduced accordingly.

     Officers are elected at the first Board of Directors meeting following the Annual Meeting at which the directors are elected and serve until their successors are elected and qualified. There are no family relationships between any of the directors, nominees for director, and executive officers.

Board and Committee Meetings

     The Company has standing Audit and Compensation Committees of the Board of Directors.

     The Audit Committee consists of Robert G. Rush, Chairman, John P. McCracken and Gari M. Grimm. The Audit Committee monitors the effectiveness of the audit conducted by the Company's independent auditors and the Company's internal financial and accounting controls, and reports its findings to the Board of Directors. The committee meets with management and the independent auditors as may be required. The independent auditors have full and free access to the Audit Committee without the presence of management. The Audit Committee held one meeting during fiscal 1998.

     The Compensation Committee consists of John P. McCracken,  Chairman, Robert
G. Rush, and Philip R. Chapman. This committee determines the compensation of the officers of the Company and senior level managers. The members of the Compensation Committee also administer the 1994 Incentive Stock Plan of the Company (the "Stock Plan"). This committee held one meeting in fiscal 1998.

     During the past fiscal year, there were three regular meetings of the Board of Directors and six special meetings. Each incumbent director attended more than 75% of the aggregate number of all board meetings and meetings of committees on which he served.

Compensation of Directors

     During fiscal 1998, each director of the Company who is not an officer of the Company received $1,000 per month.

     Under the Stock Plan, non-employee directors are eligible to receive non-qualified stock options. The Stock Plan provides that each non-employee director of the Company in office on the first business day of January in each year shall receive a non-qualified stock option to purchase 2,500 shares of Class A Common Stock, which will vest over a three year period. The Stock Plan also provides that each new non-employee director will receive a one time grant of a non-qualified stock option for 5,000 shares of Class A Common Stock. Such stock options become exercisable in their entirety on the first anniversary of the date of grant. The exercise price of all such options is equal to the fair market value of the shares on the date of grant and all such options vest in full in the event of the optionee's death, disability or retirement after age
65. In each case, the option term is 10 years unless the optionee's service terminates earlier.

     Non-employee directors are not eligible for any grants or awards other than the grants and awards described above.

               STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of October 5, 1998, by (i) each of the Company's directors and nominees for director, (ii) each executive officer named in the Summary Compensation Table below, (iii) all executive officers and directors of the Company as a group, and
(iv) each person known to the Company who beneficially owns more than 5% of the outstanding shares of either class of the Company's Common Stock.


                                                                                                    Percentage
                                                                                                   Beneficially
                                                                                                      Owned
                                                                                                  of Total Votes
                                                                                                  Entitled to be
                                    Class A Common Stock            Class B Common Stock               Cast
                                 -----------------------------     --------------------------       by Holders of
                                     Number of                        Number of                      Common Stock
                                      Shares                            Shares                       Voting as a
 Directors, Executive              Beneficially    Percentage       Beneficially   Percentage          Single
 Officers and 5% Stockholders         Owned (1)    of Class (2)       Owned (1)     of Class          Class (2)
 ----------------------------    ------------      -----------     -----------    -----------    -----------------
 Harvey Wm. Glasser, M.D.             48,892  (3)        1.8%       1,159,500         100.0%                81.6%
 Ali Al-Dahwi                             --               --              --             --                   --
 Wm. Samuel Veazey                        --               --              --             --                   --
 Robert G. Rush                       17,500  (4)           *              --             --                    *
 John P. McCracken                     5,000  (4)           *              --             --                    *
 Philip R. Chapman                     3,141                *              --             --                    *
 Gari M. Grimm                         1,538  (5)           *              --             --                    *
 Frederick R. Adler (6)            1,171,789            43.7%              --             --                 8.2%
 All officers and directors
 as a group (seven persons)           76,071             2.8%       1,159,500         100.0%                81.7%
 --------------------------


*    Less than 1%

(1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2) Percentages are calculated with respect to a holder of stock options exercisable on or prior to December 5, 1998 as if such holder had exercised such options. Shares deemed issued to a holder of stock options pursuant to the preceding sentence are not included in the percentage calculation with respect to any other stockholder.

(3) Excludes 29,453 shares held in irrevocable trusts for the benefit of Dr. Glasser's adult children. Dr. Glasser does not act as a trustee of any of the trusts. Dr. Glasser disclaims beneficial ownership of such shares. Dr. Glasser's Address is in care of the Company at 2000 Powell Street, Suite 1203, Emeryville, California 94608.

(4) All shares subject to stock options exercisable on or prior to December 5, 1998.

(5) Includes 1,522 shares subject to stock options exercisable on or prior to December 5, 1998.

(6) Mr. Adler's address is in care of Venad Administrative Services, Inc., 315 Post Road West, Westport, Connecticut 06880.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation earned by the Company's Chief Executive Officer and other executive officers of the Company as of June 30, 1998 for services rendered in all capacities to the Company during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                        Annual Compensation
                                         Fiscal     ----------------------------
 Name and Principal Position              Year       Salary           Bonus
 ------------------------------------   ---------  ------------    -------------
 Harvey Wm. Glasser, M.D.                 1998        $100,010       $        0
      Chief Executive Officer             1997        $100,010       $        0
                                          1996        $164,023       $        0

 Wm. Samuel Veazey (1)                    1998        $ 32,645       $        0
      Vice President of Finance and       1997        $      0       $        0
      Chief Financial Officer             1996        $      0       $        0

 James F. Murphy (1)                      1998        $128,584       $        0
      Vice President of Finance and       1997        $132,505       $   20,262
      Chief Financial Officer             1996        $132,505       $   15,100

(1) Mr. Murphy resigned his employment with the Company in March 1998. Mr. Veazey was appointed Vice President of Finance and Chief Financial Officer of the Company in March 1998.

     The following tables set forth certain information as of June 30, 1998 and for the year then ended with respect to stock options granted to the executive officers named in the Summary Compensation Table above.

      OPTION GRANTS AND AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                 FISCAL YEAR-END OPTION VALUE LAST FISCAL YEAR

     None of the named executive officers were granted any stock options during the 1998 fiscal year. None of the named executive officers held any options at June 30, 1998.

                              CERTAIN TRANSACTIONS

     There were no material interests, direct or indirect, of directors, executive officers or senior officers of the Company or any known associate or affiliate of any of the foregoing in any transaction since the commencement of the Company's last fiscal year, or in any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries and which is not otherwise disclosed herein except for the following:

     A corporation previously owned and controlled by the Company's Chief Executive Officer, Harvey Wm. Glasser, M.D., purchased and leased to the Company several facilities which the Company was not able to purchase due to its lack of capital and borrowing capacity prior to its initial public offering in February 1992. One such lease, for the Company's rehabilitation hospital in Gardner, Kansas, was in effect during fiscal 1997 and a portion of fiscal 1998. Dr. Glasser sold the Kansas facility leased to the Company in conjunction with the Company's sale of its Kansas operations. Such lease provided for a base rent plus a percentage of the leased facility's net revenues. Under the lease agreement, the Company was responsible for all taxes and expenses associated with the ownership and operation of the property. The Company made payments in the amount of $382,000 during fiscal 1997 and $31,809 during fiscal 1998 under the lease for such hospital.

     During fiscal 1994, the Company closed the operations of its San Jose, California subacute facility, which also was leased from a corporation previously controlled by Dr. Glasser. In December 1994, the Company sold its lease for the San Jose facility to an investment partnership for a nominal sum and the investment partnership's rent obligation commenced on February 15, 1995. The Company, however, remains obligated to make lease payments of $19,500 per month to the lessor until August 1998 in the event that the investment partnership defaults on its obligations under the lease. The Company made no rent payments under such lease during fiscal 1997 or 1998.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based on a review of forms submitted to the Company during and with respect to the 1998 fiscal year and the written representation of reporting persons, the Company believes that all reports required to be filed under Section 16(a) of the Securities Exchange Act of 1934 for transactions occurring during fiscal 1998 were timely filed.

                 APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Company has appointed Grant Thornton LLP as its independent auditors for the fiscal year ending June 30, 1999 on the recommendation of the Audit Committee. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions. If the stockholders do not approve the selection of Grant Thornton LLP, the selection of other independent auditors will be considered by the Board of Directors, although the Board of Directors would not be required to select different independent auditors.

                                 OTHER BUSINESS

     The Board of Directors does not know of any business to be presented at the Annual Meeting other than the matters set forth above, but if other matters properly come before the meeting it is the intention of the persons named in the proxies to vote in accordance with their best judgment on such matters.

                     SUBMISSION OF PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received at the Corporate Secretary's Office, 2000 Powell Street, Suite 1203, Emeryville, California 94608, no later than June 18, 1999 to be considered for inclusion in the Proxy Statement and form of proxy for that meeting. A proxy solicited by the Board of Directors of the Company for the 1999 Annual Meeting may confer discretionary voting authority with respect to any matter which arises at such meeting as to which the Company does not receive notice on or before August 31, 1999.

                                              By Order of the Board of Directors

                                              Harvey Wm. Glasser

                                              Harvey Wm. Glasser, M.D.
                                              Chief Executive Officer

Dated: October 15, 1998